UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES
EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported) June 21, 2005

SPECTRALINK CORPORATION

(Exact name of registrant as specified in charter)

Delaware
(State or other jurisdiction of incorporation or organization)

0-28180	84-1141188
(Commission file number)	(IRS Employer
Identification Number)

5755 Central Avenue, Boulder, Colorado	80301-2848
(Address of principal executive office)	(Zip code)

303-440-5330
(Issuer’s telephone number)

Not Applicable
(Former name, former address and former fiscal year, if changed from last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 2 — Financial Information
Item 1.01 Material Definitive Agreement.
SIGNATURES

Section 2 — Financial Information

Item 1.01 Material Definitive Agreement.

On June 21, 2005, SpectraLink Corporation, or the Company, accelerated the vesting of all stock options outstanding under the Company’s 2000 Stock Option Plan and the Company’s prior equity compensation plans that have exercise prices per share higher than the closing price of the Company’s stock on June 21, 2005, which was $10.75. Options to purchase approximately 1.1 million shares of the Company’s common stock became exercisable immediately. Options held by directors, including John Elms, the Company’s president and CEO, were not included in the vesting acceleration.

The primary purpose of the accelerated vesting was to eliminate future compensation expense the Company would otherwise recognize in its statement of operations with respect to these accelerated options upon the adoption of Financial Accounting Standards Board Statement of Financial Accounting Standards No. 123 (Revised 2004), Share-Based Payment (“SFAS 123R”). SFAS 123R is effective for the Company beginning in the first quarter of 2006, and will require that compensation expense associated with stock options be recognized in the statement of operations, rather than as footnote disclosure in the Company’s consolidated financial statements. The acceleration of the vesting of these options did not result in a charge based on generally accepted accounting principles.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

SPECTRALINK CORPORATION

Date: June 23, 2005	By: /s/ DAVID I. ROSENTHAL
David I. Rosenthal,
Chief Financial Officer, Executive Vice President of Finance and Administration, Secretary and Treasurer (Principal Financial and Accounting Officer and on behalf of the Registrant)